Ruth's Chris Steak House, Inc. Completes Acquisition of Five Franchised Restaurants

Heathrow, FL--(BUSINESS WIRE)--July 10, 2006 -- Ruth's Chris Steak House, Inc. (Nasdaq: RUTH) today announced that it has completed the acquisition of five franchised restaurants from Mr. Thomas J. Moran. The acquired restaurants include locations in Northbrook, IL, Memphis and Nashville, TN, Jacksonville, and Ponte Vedra, FL.

On April 24, 2006, the Company entered into a definitive agreement to acquire seven franchised restaurants, including the aforementioned five units, as well as locations in Chicago, IL and Troy, MI, along with an option to acquire an eighth unit in Baton Rouge, LA. The acquisition of the Chicago, IL and Troy, MI franchised restaurants is expected to close upon the completion of certain local licensing processes.

Craig Miller, President and CEO of Ruth's Chris Steak House, Inc., said, "We are pleased to have completed this phase of the transaction, which will help facilitate additional development in these exciting markets, as well as enhance the long term growth potential of both Company-operated restaurants and the Ruth's Chris brand. Overall, we continue to see strong consumer demand for high end dining occasions, which in turn has resulted in strong performance of our existing locations, particularly our 2005 and 2006 openings, as well as cultivated further interest in developing our domestic and international franchised unit base."

Mr. Miller concluded, "While we remain focused on growing the entire Ruth's Chris system, we will continue to review franchise acquisitions on an opportunistic basis, and act accordingly in the best interest of our shareholders. In the near-term, however, we think we will be able to step up our unit development pace at both the company and franchise level, as we take full advantage of the prime real estate locations being offered to us in emerging high-end life style centers and other locales."

About the Company

Ruth's Chris Steak House, Inc. is the largest fine-dining company in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 95 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth's Chris specializes in USDA Prime grade steaks served in Ruth's Chris signature fashion ... "sizzling."

To experience fine dining at its prime . . . just follow the sizzle to Ruth's Chris Steak House. For information, reservations, and gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

Forward-Looking Statements

Some of the statements in this release that are not historical facts and relate to future results and events, including, without limitation, statements regarding our ability to complete the acquisition of the remaining contracted franchise restaurants and the pace at which we will develop new restaurants , are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the risks identified as "risk factors" in our 2005 annual report filed on Form 10-K and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

Contact:

Integrated Corporate Relations

Investor Relations: Tom Ryan or Raphael Gross

Media: John Flanagan

203-682-8200